AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2000

                                                     REGISTRATION NO. 333-32690

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        ------------------------------

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
            (Exact name of registrant as specified in its charter)

              NEW YORK                               13-0871985

(State or other jurisdiction of         (I.R.S. employer identification number)
   incorporation or organization)

                            ARMONK, NEW YORK 10504
                                (914) 499-1900
              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)

                             LAWRENCE R. RICCIARDI, ESQ.
                    SENIOR VICE PRESIDENT & GENERAL COUNSEL
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            ARMONK, NEW YORK 10504
                                (914) 499-1900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                               SCOTT A. BARSHAY, ESQ.
                            CRAVATH, SWAINE & MOORE
                               825 EIGHTH AVENUE
                           NEW YORK, NEW YORK 10019
                                (212) 474-1000
                        ------------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                        ------------------------------

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                                              ------------------------------

                                                              CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
   SECURITIES TO BE           AMOUNT TO           OFFERING PRICE            AGGREGATE              AMOUNT OF
      REGISTERED            BE REGISTERED            PER UNIT            OFFERING PRICE       REGISTRATION FEE(1)(2)

Common Stock, par value    1,674,110 shares          $105.75             $177,037,132.50          $46,737.80
$0.20

(1) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices of shares of common stock of IBM reported on the New York Stock Exchange as of March 13, 2000.

(2)  This amount was previously paid on March 16, 2000.

                        ------------------------------


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





                  INTERNATIONAL BUSINESS MACHINES CORPORATION

                               1,674,110 Shares

                                      of

                                 COMMON STOCK

                              -------------------

          International Business Machines Corporation may issue from time to time up to 1,674,110 shares of its common stock in exchange for exchangeable shares of IBM Acquisition Inc., a Canadian company and a wholly-owned subsidiary of IBM. IBM Acquisition Inc. will issue the exchangeable shares to shareholders of LGS Group Inc. who are Canadian residents and who elect to receive the exchangeable shares in connection with the acquisition of LGS by IBM Acquisition Inc. and IBM Acquisition II L.L.C., a Delaware limited liability company of which IBM is the single member. Each exchangeable share may be exchanged by its holder for one share of our common stock at any time. Each exchangeable share that remains outstanding on April 5, 2010 will be redeemed on that date for one share of common stock. The exchangeable shares will be redeemed for common stock before April 5, 2010 if there are less than 170,000 exchangeable shares outstanding that are not owned by us or our affiliates. The exchangeable shares will also be redeemed for common stock before April 5, 2010 if certain other events occur.

          Our common stock trades on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "IBM". On April 4, 2000, the last reported sale price of our common stock on the New York Stock Exchange was $121.19 per share.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                           ------------------------

                   This Prospectus is dated April 5, 2000

                           -------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed by IBM with the SEC and any future filings made by IBM with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

               o Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 13, 2000

               o  Registration Statement on Form S-4, filed on March 15, 2000

               o  Registration Statement on Form 8-A, filed on January 29, 1999

          You may request a copy of these filings at no cost by writing to or telephoning our transfer agent at the following address:

                    First Chicago Trust Company of New York
                                Mail Suite 4688
                                 P.O. Box 2530
                      Jersey City, New Jersey 07303-2530
                                (201) 324-0405

          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 RISK FACTORS

          Investors should consider carefully the following factors, in addition to the other information contained in the prospectus, before exchanging their exchangeable shares for the shares of IBM common stock offered hereby.

          The value of our patents and other intellectual property may be impaired by competitors who misuse our intellectual property rights.

          IBM owns or is licensed under a number of patents relating to its products. Licenses under patents owned by IBM have been and are being granted to others under reasonable terms and conditions. IBM protects its intellectual property rights in a variety of ways. These protections may not prevent competitors from independently developing products and services similar to or duplicative of IBM's nor can there be any assurance that these protections will adequately deter misappropriation or improper use of IBM's technology. There can also be no assurances that IBM will be able to obtain from third parties the licenses it needs in the future.

          The failure of IBM's suppliers to deliver components, supplies and raw material in sufficient quantities and in a timely manner could adversely affect IBM's business.

          IBM's businesses employ a wide variety of components, supplies and raw materials from a substantial number of suppliers around the world. To date, IBM has found that the components, supplies and raw materials necessary for the manufacture, production and delivery of its products and services have been available in the quantities required. Certain of IBM's businesses may rely on a single or limited number of suppliers, although IBM makes every effort to assure the alternative sources are available if the need arises.

          Because of its size, IBM may not compete effectively in all areas of its businesses.

          IBM operates in businesses that are subject to intense competitive pressures. IBM's businesses face a significant number of competitors, ranging from Fortune 50 companies to an increasing number of relatively small, rapidly growing and highly specialized organizations. IBM believes that its combination of technology, performance, quality, reliability, price and breadth of products and service offerings are important competitive factors. Intense competitive pressures could affect prices or demand for IBM's products and services, resulting in reduced profit margins and/or loss of market opportunity. Unlike may of its competitors, IBM has a portfolio of businesses while competing with companies that specialize in one or more of these product lines. As a result, IBM may not fund or invest in certain of its businesses to the same degree that its competitors do and these companies may have greater financial, technical and marketing resources available to them than the businesses of IBM against which they compete.

          Economic and other changes in countries outside the United States may affect IBM's businesses.

          IBM operates in more than 150 countries worldwide and derives more than half of its revenues from sales outside the United States. Changes in the laws or policies of the countries in which IBM operates could affect its business in that country and its results of operations. IBM's results of operations could also be affected by economic changes in those countries and by macroeconomic changes, including recessions and inflation. For example, weakness in the Asian and Latin American economies had an adverse impact on IBM's business in 1998.

          The inability to successfully develop new products may adversely affect IBM's businesses.

          IBM's results of operations depend upon the continued successful development and marketing of new and innovative products and services which require significant capital investments by IBM's various businesses and the success of these products and services depends on their acceptance by customers and business partners. Further, IBM's businesses are characterized by rapid technological changes and corresponding shifts in customer demand, resulting in unpredictable product transitions, shortened life cycles and an increasing emphasis on being first to market with new products and services. There can be no assurance that IBM will successfully introduce new products and services, that these products and services will be accepted by customers, or that IBM's businesses will recoup or realize a return on their capital investments. In addition, from time to time IBM may experience difficulties or delays in the development, production or marketing of new products and services.

          The inability to retain skilled personnel may adversely affect IBM's businesses.

          Much of the future success of IBM depends on the continued service and availability of skilled personnel, including technical, marketing and staff positions. Experienced personnel in the information technology industry are in high demand and competition for their talents is intense. There can be no assurance that IBM will be able to successfully retain and attract the key personnel it needs.

                                  THE COMPANY

          IBM is a leading developer, manufacturer and supplier of advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. IBM was incorporated under the laws of the State of New York on June 15, 1911 as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, The Tabulating Machine Co., and the International Time Recording Co. of New York. In 1924, C-T-R adopted the name International Business Machines Corporation.

          IBM is in the business of providing customer solutions through the use of advanced information technology. IBM operates primarily in a single industry utilizing several segments that create value by offering a variety of solutions that include, either singularly or in some combination, technologies, systems, products, services, software and financing. IBM employs over 300,000 persons in more than 150 countries worldwide.

          IBM offers its products through its global sales and distribution organization. The sales and distribution organization has both a geographic focus (in the Americas, Europe/Middle East/Africa, and Asia Pacific) and a specialized and global industry focus. In addition, this organization includes a global sales and distribution force devoted exclusively to small and medium size businesses. IBM also offers its products through a variety of third party distributors and resellers, as well as through its on-line channels.

          Through its Global Services segment, IBM provides its customers with services that include business and information technology consulting, business transformational services, e-business services and full scope services such as a strategic outsourcing.

                                USE OF PROCEEDS

          Because the shares of common stock offered hereby will be issued upon the exchange of exchangeable shares of IBM Acquisition, Inc., we will receive no cash proceeds from the offering.

                            THE EXCHANGEABLE SHARES

          The rights of holders of exchangeable shares of IBM Acquisition Inc., including exchange rights, are described in our registration statement on Form S-4, which was filed with the SEC on March 15, 2000 and is hereby incorporated by reference.

                             PLAN OF DISTRIBUTION

          The common stock offered in this registration statement will be issued in exchange for exchangeable shares of IBM Acquisition Inc., and no broker, dealer or underwriter has been engaged in connection with this offering. The exchangeable shares will be issued to shareholders of LGS who are Canadian residents and elect to receive exchangeable shares in connection with the acquisition of LGS by IBM Acquisition Inc. and IBM Acquisition II L.L.C.

                                LEGAL OPINIONS

          The legality of the common stock offered in this registration statement will be passed upon by Andrew Bonzani, our Assistant Secretary and Senior Counsel. Mr. Bonzani beneficially owns shares of IBM common stock and has options to purchase shares of IBM common stock.

                                    EXPERTS

          The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 --------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

          The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee...........    $46,737.80
Printing and Engraving Expenses...............................          0
Accounting Fees and Expenses..................................      2,500.00
Legal Fees and Expenses.......................................     10,000.00
Listing Fee...................................................          0
Miscellaneous Expenses........................................          0
                                                                   ----------
     Total Expenses...........................................     $59,237.80
                                                                   ==========

Indemnification of Directors And Officers.

          Our By-Laws (Article VI, Section 6) provide the following:

          "The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be "permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time."

          Our Certificate of Incorporation (Article ELEVEN) provides the following:

          "Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

          With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

          In addition, we maintain directors' and officers' liability insurance policies.

Exhibits.

         5.1 Opinion of Andrew Bonzani as to the legality of the Registrant's common stock being registered hereby.

        23.1 Consent of Andrew Bonzani with respect to the legality of the securities being registered (contained in Exhibit 5.1).

       *23.2 Consent of PricewaterhouseCoopers LLP, independent public accountants, with respect to the financial statements of the Registrant.

       *24.1    Powers of Attorney (included on p.II-3).


*  Previously Filed.

Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of April, 2000.

                         INTERNATIONAL BUSINESS MACHINES CORPORATION

                              By:
                                   /s/ Andrew Bonzani
                                   --------------------------------------------
                                   Assistant Secretary, Senior Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    SIGNATURE                       TITLE                         DATE
    ---------                       -----                         ----

                            Chairman of the Board and
         *                  Chief Executive Officer
-----------------------     (Principal Executive Officer)
Louis V. Gerstner, Jr.                                        April 4, 2000
                            Senior Vice President and
         *                  Chief Financial Officer
-----------------------     (Principal Financial Officer)
John R. Joyce                                                 April 4, 2000

         *                  Vice President and Controller
-----------------------     (Principal Accounting Officer)
Mark Loughridge                                               April 4, 2000

         *
-----------------------
Cathleen Black              Director                          April 4, 2000

         *
-----------------------
Kenneth I. Chenault         Director                          April 4, 2000

         *
-----------------------
Nannerl O. Keohane          Director                          April 4, 2000

          *
-----------------------
Charles F. Knight           Director                          April 4, 2000

          *
-----------------------
Minoru Makihara             Director                          April 4, 2000

          *
-----------------------
Lucio A. Noto               Director                          April 4, 2000

          *
-----------------------
John B. Slaughter           Director                          April 4, 2000

          *
-----------------------
Alex Trotman                Director                          April 4, 2000

           *
-----------------------
Lodewijk C. van Wachem      Director                          April 4, 2000


-----------------------
Charles M. Vest             Director

*By:
       /s/ Andrew Bonzani
       ---------------------
           Andrew Bonzani
          ATTORNEY-IN-FACT

                                                                    Exhibit 5.1





                                                                  April 3, 2000


International Business Machines Corporation
New Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

I am Assistant Secretary and Senior Counsel of International Business Machines Corporation (herein called the "Corporation") and an attorney duly admitted to practice in the State of New York. I am familiar with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") regarding the shares of common stock, par value $.20 per share, of the Corporation (the "Shares") to be issued upon the exchange of the exchangeable shares (the "Exchangeable Shares") of IBM Acquisition Inc.

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold upon the exchange of the Exchangeable Shares, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as part of the Registration Statement as required by Section 7 of the Securities Act.

                                       Very truly yours,


                                       /s/ Andrew Bonzani
                                       ----------------------------------------
                                       Andrew Bonzani, Esq.
                                       Assistant Secretary and Senior Counsel